UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) :           May 2, 2006
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda1 (State of Incorporation)	31339 (Commission File No.)	98-0371344 (I.R.S. Employer Identification No.)

515 Post Oak Blvd., Suite 600, Houston, Texas (Address of Principal Executive Offices)	77027-3415 (Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Second Amended and Restated Credit Agreement

Item 1.01. Entry into a Material Definitive Agreement
On May 2, 2006, we amended and restated our credit agreement with a syndicate of banks of which JPMorgan Chase Bank is the Administrative Agent. The restated credit agreement provides us a $750 million, five-year senior unsecured revolving credit facility. Based on our current debt ratings, we will pay a commitment fee of 0.08% per year, and borrowings under the facility will bear interest at variable annual rates based on LIBOR plus 0.27%, plus an additional 0.05% for any period in which more than half of the total commitment is utilized. The facility requires us to maintain a debt-to-capitalization ratio of less than 60% and contains other covenants and representations customary for investment-grade commercial credit. The facility is guaranteed by our wholly-owned subsidiary, Weatherford International, Inc., subject to certain conditions.
The restated credit agreement replaces our previous $500 million facility that was scheduled to mature May 12, 2006. Simultaneously with the effectiveness of the restated facility, the commitment under our 364-Day Revolving Credit Agreement was reduced by $250 million to $600 million. Together, those facilities provide committed lines of credit of $1.35 billion. No borrowings are outstanding under either facility. These facilities support our commercial paper program.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibit
4.1	Second Amended and Restated Credit Agreement dated as of May 2, 2006, among Weatherford International Ltd., Weatherford International, Inc., Weatherford Liquidity Management Hungary Limited Liability Company, JPMorgan Chase Bank as Administrative Agent, and the other Lenders party thereto.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.

Dated: May 3, 2006	/s/ LISA W. RODRIGUEZ

Lisa W. Rodriguez,
Senior Vice President and
Chief Financial Officer